SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PHARMOS CORPORATION (Exact name of registrant as specified in its charter)

Nevada	36-3207413
(State or other jurisdiction	(IRS Employer Identification
of incorporation or organization)	Number)

99 Wood Avenue South
Suite 311
Iselin, New Jersey 08830
(Address of Principal Executive Offices)

PHARMOS CORPORATION AMENDED AND RESTATED 2000 STOCK OPTION PLAN

(Full Title of Plan)

S. Colin Neill
99 Wood Avenue South
Suite 311
Iselin, New Jersey 08830
(732) 452-9556
(Name, address and telephone number of agent for service)

With a copy to:
Adam D. Eilenberg, Esq.
Eilenberg Krause & Paul LLP
11 East 44th Street
New York, New York 10017
(212) 986-9700

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee

Common Stock, par value $0.03 per share	50,000	$1.46		$73,000		$3

Common Stock, par value $0.03 per share	744,000	$0.35		$260,400		$11

Common Stock, par value $0.03 per share	1,206,000	$0.72	(3)	$868,320	(3)	$35

Total	2,000,000					$49

(1)

Represents shares of Common Stock that may be issued pursuant to awards of restricted stock or the exercise of options or stock units granted under the Registrant’s Amended and Restated 2000 Stock Option Plan.

(2)

This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Registrant’s Amended and Restated 2000 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(3)

Based on the average of the high and low price of the Registrant’s Common Stock on February 25, 2008 as reported on the Nasdaq Stock Market and are used solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and (c) under the Securities Act of 1933.

EXPLANATORY NOTE

          This Registration Statement registers shares of our common stock that may be issued pursuant to awards of restricted stock or the exercise of options or stock units granted under our company’s Amended and Restated 2000 Stock Option Plan.

          As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference (i) the contents of our company’s previously filed Registration Statement on Form S-8, Registration No. 333-64312, which registered 300,000 shares of our common stock (after adjusting for the 1-for-5 stock split in May 2005) that may be issued pursuant the exercise of options granted under the Amended and Restated 2000 Stock Option Plan, (ii) the contents of our company’s previously filed Registration Statement on Form S-8, Registration No. 333-97749, which registered 400,000 shares of our common stock (after adjusting for the 1-for-5 stock split in May 2005) that may be issued pursuant the exercise of options granted under the Amended and Restated 2000 Stock Option Plan, (iii) the contents of our company’s previously filed Registration Statement on Form S-8, Registration No. 333-118784, which registered 500,000 shares of our common stock (after adjusting for the 1-for-5 stock split in May 2005) that may be issued pursuant to awards of restricted stock or the exercise of options or stock units granted under the Amended and Restated 2000 Stock Option Plan and (iv) the contents of our company’s previously filed Registration Statement on Form S-8, Registration No. 333-145204, which registered 1,500,000 shares of our common stock that may be issued pursuant to awards of restricted stock or the exercise of options or stock units granted under the Amended and Restated 2000 Stock Option Plan.

Item 8. Exhibits.

4.1	Pharmos Corporation Amended and Restated 2000 Stock Option Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed September 10, 2007).

4.2

Amendment to Pharmos Corporation Amended and Restated 2000 Stock Option Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed September 10, 2007).

5.1*	Opinion of Eilenberg Krause & Paul LLP as to the legality of the shares of common stock being offered under the Plan.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Eilenberg Krause & Paul LLP (included in their opinion filed as Exhibit 5).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Iselin, New Jersey, on this 29th day of February 2008.

PHARMOS CORPORATION

By:	/s/ S. Colin Neill

S. Colin Neill
President and Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

          Each person whose signature appears below hereby constitutes and appoints S. Colin Neill as his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto each such attorney-in-fact and agent full power and authority to do an perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 29, 2008.

Signature	Title

/s/ Robert F. Johnston	Executive Chairman, Director
(Principal Executive Officer)
Robert F. Johnston

/s/ Elkan Gamzu	Director

Elkan Gamzu, Ph.D.

/s/ Srinivas Akkaraju	Director

Srinivas Akkaraju, M.D., Ph.D.

/s/ Anthony B. Evnin	Director

Anthony B. Evnin, Ph.D.

/s/ Lloyd I. Miller	Director

Lloyd I. Miller, III

/s/ Charles W. Newhall, III	Director

Charles W. Newhall, III